Exhibit 10.3

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

THIS CONTRACT MANUFACTURING AGREEMENT (this “Agreement”) is entered into effect as of the 23rd day of June, 2021 (the “Effective Date”) by and between MEDSCIENCE RESEARCH GROUP, INC., a Florida corporation (“Manufacturer”), and USA EQUITIES CORP, (“Product Owner”). Manufacturer and Product Owner are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, Manufacturer is in the business of manufacturing products related to allergy diagnostics and allergen immunotherapy systems and related components (all such products whether now or hereafter made available for sale by Manufacturer being hereinafter referred to as “Products”).

WHEREAS, Product Owner wishes Manufacturer to produce Products for sale by Product Owner.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Manufacturer and Product Owner, intending to be legally bound, hereby agree as follows:

1. PURCHASE ORDERS; PRICING.

A. Purchase Orders. Product Owner shall order Products in accordance with the terms and conditions of this Agreement. Each order for the purchase of Products (a “Purchase Order”) must be submitted to Manufacturer by Product Owner by email to the email address specified by Manufacturer. Each Purchase Order shall specify (i) the quantity of Products being ordered, (ii) the price to be paid by Product Owner to Manufacturer for the Products ordered, (iii) payment terms granted by Manufacturer, and (iv) the requested receipt date and delivery instructions for the applicable Products ordered. Receipt dates must be during the term of this Agreement, except Product Owner may request, subject to Manufacturer’s acceptance in Manufacturer’s sole and absolute discretion, a Purchase Order with a requested receipt date after the expiration or termination of this Agreement, in which case, if accepted by Manufacturer, the terms and conditions of this Agreement shall apply to such shipment, but under no circumstances should such shipment be deemed to be or construed as being a renewal or extension of this Agreement or the exclusivity rights granted to Product Owner herein. The Parties agree that to the extent that any of the terms and conditions of this Agreement conflict or are inconsistent with the terms or conditions of any Purchase Order submitted by Product Owner, the terms and conditions of this Agreement shall prevail and control to the extent of any such conflict or inconsistency, unless the Purchase Order containing such conflicting or inconsistent terms and conditions is countersigned by Manufacturer, in which case the terms and conditions set forth in such Purchase Order shall prevail and control to the extent of any such conflict or inconstancy.

The price to be paid for each Product is set forth on Exhibit A. Manufacturer shall not have the right to increase any price set forth on Schedule A without giving Product Owner 90 days prior notice of such increase.

B. Acceptance of Purchase Order. A Purchase Order submitted by Product Owner shall be deemed to have been accepted by, and shall be binding upon, Manufacturer when it is countersigned by Manufacturer or if it is not rejected by Manufacturer, in whole or in part, by written notice to Product Owner sent within five (5) business days of its receipt by Manufacturer. Notwithstanding anything contained herein to the contrary, Manufacturer may only reject, cancel, or delay any Purchase Order placed by Product Owner which it has been deemed to have accepted, pursuant to Section 3.B. below. In the event Manufacturer is unable to fill all of a Purchase Order for any reason, it shall promptly notify Product Owner and Product Owner shall have the right, in its discretion, to cancel the subject Purchase Order. Product Owner may change or cancel any of its Purchase Orders without penalty so long as Product Owner provides written notice to Manufacturer and the Products have not yet been shipped; provided that Product Owner shall pay to Manufacturer a fee of twenty five percent (25%) of the aggregate purchase price of the Products of which manufacturing has commenced that are subject to any Purchase Order which has been materially changed or canceled by Product Owner.

C. Invoices and Payment Terms. Manufacturer shall send Product Owner invoices via mail or email for each shipment. Product Owner shall notify Manufacturer in writing if Product Owner disputes any charges set forth on an invoice within fifteen (15) calendar days after receipt of such invoice, specifying in reasonable detail the items disputed and basis for the dispute. Thereafter, the Parties will work in good faith to resolve such dispute as quickly as is reasonably possible. If any such dispute is not resolved within sixty (60) calendar days after Product Owner’s receipt of the applicable invoice, then Manufacturer may refuse to accept any new Purchase orders under this Agreement until such time as the dispute is resolved and all amounts agreed upon by the Parties to be due are paid in full. All undisputed amounts on each invoice are due and payable within thirty (30) calendar days from the date of Product Owner’s receipt of the invoice. Payments due hereunder must be made, at Product Owner’s option, by ACH, wire transfer, certified check or such other method as may be agreed to by the Parties. Manufacturer reserves the right to change or modify payment terms upon sixty (60) calendar days’ written notice to Product Owner at any time following a default by Product Owner of its payment obligations under this Agreement with such changes or modifications to be effective for Purchase Orders submitted after such sixty (60) calendar day period. Invoices will be issued upon shipment of the product from Manufacturer’s warehouse or production facility to Product Owner or to Product Owner’s customer via direct shipment.

D. Past Due Amounts. If any undisputed amount due Manufacturer by Product Owner, for any reason, becomes past due, Manufacturer shall provide written notice to Product Owner and, if such amounts remain outstanding for fifteen (15) calendar days following receipt of such notice, Manufacturer may at its option and without further notice withhold further shipments or deliveries of Products under this Agreement until such past due invoices are paid in full.

E. Taxes. Product Owner shall be responsible for any national, state or local sales, use, value added, or other tax, tariff, duty or assessment levied or imposed by the United States or any foreign governmental authority arising out of or related to any of the transactions contemplated by this Agreement, including sales of Product to Product Owner, other than taxes based upon Manufacturer’s income. Product Owner must pay directly, or reimburse Manufacturer for the amount of such sales, use, value added or other tax, tariff, duty or assessment which Manufacturer is at any time obligated to pay or collect with respect to or arising out of the sale of Products under this Agreement.

2. SHIPMENTS; PRODUCTS.

A. Shipment Terms; Title and Risk of Loss. All Products purchased by Product Owner under this Agreement will be packaged for shipment in Manufacturer’s standard containers, marked for shipment in the case of any purchase by Product Owner of Products from Manufacturer for sale to Physician Customer at the address specified by Product Owner in the Purchase Order (the applicable destination being hereinafter referred to as the “Destination”). All costs of shipment shall be paid by Manufacturer for any purchase by Product Owner of Products from Manufacturer for sale to Physician Customers (and all such Products shall be directly shipped by Manufacturer to each such Physician Customer at the address specified by Product Owner in the applicable Purchase Order unless Product Owner requests that the Product be shipped to it). Title and risk of loss will pass F.O.B. Destination. For Products shipped to Product Owner, Product Owner shall be solely responsible for all costs of shipment for the subsequent sale by Product Owner to Physician Customers. Manufacturer shall ship Products on or before the requested receipt date designated in a Purchase Order (provided that such receipt date is not less than twenty (20) business days after the Purchase Order is received by Manufacturer) and shall promptly notify Product Owner when Manufacturer knows or has reason to believe that a shipment will not be delivered by the requested receipt date. Any expense for any special packaging or any special delivery requested by Product Owner shall be borne by Product Owner.

B. Manufacturer’s Right to Delay or Cancel. Notwithstanding Manufacturer’s obligations in this Agreement, Manufacturer may refuse, cancel or delay any shipment of Products when Product Owner is delinquent in any payment for more than (30) calendar days, or when Product Owner is in material breach of its obligations under this Agreement which has not been cured pursuant to Section 11.A.

C. Acceptance of Shipments. Product Owner shall have ten (10) business days from the date of arrival of the shipment of the Products at the applicable Destination or other shipping location agreed upon by the Parties to inspect the Products and notify Manufacturer in writing of any discrepancies with respect to such Products, including but not limited to any discrepancies in the quantity or quality of the Products. Products with respect to which Product Owner does not notify Manufacturer of any discrepancies in writing shall be deemed accepted by Product Owner.

3. INTELLECTUAL PROPERTY RIGHTS.

Manufacturer’s Marks. Unless otherwise directed by Product Owner, Products shall bear and shall be shipped in packaging bearing Manufacturer’s logos, trademarks, and trade names, and shall be accompanied by branding and marketing materials created by or on behalf of Manufacturer. Manufacturer shall give Product Owner ninety (90) days’ notice of Manufacturer’s intent to change the containers or packaging for Products or the logos, trademarks, and trade names, and branding and marketing materials used in connection with the Products. Manufacturer hereby grants to Product Owner a revocable, non-transferable, non-exclusive, limited license to use Manufacturer’s logos, trademarks, and trade names, together with all branding and marketing materials created by or on behalf of Manufacturer in connection with the Products, (collectively the “Manufacturer IP”), solely in connection with the marketing, advertisement and sale of the Products. Such license shall immediately terminate upon the expiration or termination of this Agreement. Product Owner shall strictly comply with all standards of use for the Manufacturer IP and must at all times display appropriate trademark and copyright notices as instructed by Manufacturer. Product Owner acknowledges and agrees that the Manufacturer IP and other intellectual property provided to Product Owner by Manufacturer, if any, are the sole and exclusive property of Manufacturer. Product Owner shall not acquire any right, title or interest under this Agreement in any patent, copyright, Manufacturer IP or other intellectual property right of any kind of Manufacturer. No implied license, patent, copyright or other intellectual property right of Manufacturer is granted under this Agreement or otherwise. During the term of this Agreement and thereafter, Product Owner shall not do anything that will in any manner infringe, impeach, dilute or lessen the value of the Manufacturer IP, patents, copyrights or other intellectual property of Manufacturer or the goodwill associated therewith or that will tend to prejudice the reputation of the Manufacturer or the sale of any Products.

4. CONFIDENTIAL INFORMATION.

A. Confidential Information. The Parties acknowledge and agree that during the term of this Agreement, each may receive confidential information from the other Party. “Confidential Information” shall mean (i) information relating to a Party’s and its affiliates’ products or business including, but not limited to, the business plans, financial records, customers, suppliers, products, product samples, strategies, inventions, procedures, sales aids or literature, technical data, advice or knowledge, contractual agreements, pricing, price lists, product white papers, plans, designs, specifications, and know-how or other intellectual property, that may be at any time furnished, communicated or delivered by either party to the other party whether in oral, tangible, electronic or other form and (ii) all other non-public information provided by one Party to the other including, but not limited, to financial, technical and business information, and all non-promotional materials furnished by one Party to another.

B. Exceptions. The “Receiving Party” shall not have any obligations to preserve the confidential nature of any Confidential Information that (a) Receiving Party can demonstrate by competent evidence was rightfully in the Receiving Party’s possession before receipt from the “Disclosing Party”; (b) is or becomes a matter of public knowledge through no fault of the Receiving Party; (c) is rightfully received by Receiving Party from a third party without, to the best of Receiving Party’s knowledge, a duty of confidentiality; (d) is independently developed by Receiving Party without use of the Confidential Information; or (e) is disclosed by Receiving Party with Disclosing Party’s prior written approval.

C. Use of Confidential Information; Standard of Care. The Receiving Party shall maintain the Confidential Information in confidence and disclose the Confidential Information only to its employees, subcontractors and consultants who have a need to know such Confidential Information in order to fulfill the business affairs and transactions between the Parties contemplated by this Agreement and who are under confidentiality obligations no less restrictive as, or who have been advised of the confidentiality obligations set forth in, this Agreement. The Receiving Party shall remain responsible for breaches of this Agreement arising from the acts of its employees, subcontractors and consultants to whom it provides the Disclosing Party’s Confidential information. The Receiving Party shall protect Confidential Information by using the same degree of care as Receiving Party uses to protect its own information of a like nature, but no less than a reasonable degree of care, to prevent the unauthorized use, disclosure, dissemination, or publication of the Confidential Information. The Receiving Party agrees not to use the Disclosing Party’s Confidential Information for its own purpose other than in connection with the transactions contemplated by this Agreement or for the benefit of any third party, without the prior written approval of the Disclosing Party. The Receiving Party shall promptly return or certify destruction of all copies of Confidential Information upon request by the Disclosing Party or upon the expiration or earlier termination of this Agreement.

D. Equitable Relief. The Receiving Party hereby agrees and acknowledges that any breach or threatened breach of this Agreement regarding the treatment of the Confidential Information may result in irreparable harm to the Disclosing Party for which there may be no adequate remedy at law. In addition to other remedies provided by law or at equity, in such event the Disclosing Party shall be entitled to seek an injunction, without bond, preventing any further breach of this Agreement by the Receiving Party.

5. INSURANCE. Manufacturer shall maintain, during the term of this Agreement, Commercial General Liability Insurance with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 combined single limit for bodily injury and property damage on Products purchased by Product Owner for resale. Manufacturer shall use commercially reasonable efforts to provide Product Owner with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies.

Product Owner shall maintain, during the term of this Agreement, Commercial General Liability Insurance with minimum limits, including under any General Liability Umbrella Policies, of not less than $2,000,000 combined single limit for bodily injury and property damage. Product Owner shall use commercially reasonable efforts to provide Manufacturer with thirty (30) calendar days’ prior written notice of any change or cancellation in any applicable insurance policies.

6. WARRANTY; RECALL.

A. Warranty. Manufacturer warrants to Product Owner, for a period of one year from the date of delivery by Manufacturer to the intended recipient thereof, that any Products delivered by Manufacturer pursuant to this Agreement shall conform in all material respects to Manufacturer’s written specifications for such Products, and shall be free of defects in materials and workmanship. Manufacturer further warrants to Product Owner that it has title to the Products to be conveyed hereunder and has the right to sell the same and that at the time of delivery, such Products shall be free of any security interest or other lien or any other encumbrances whatsoever (the warranties provided in the preceding two sentences being hereinafter referred to as the “Limited Warranty”). Except for the Limited Warranty, Manufacturer makes no warranties or representations to Product Owner or any other person with respect to the Products or any services provided to Product Owner or any other person. Manufacturer may not change any of the terms of the Limited Warranty at any time, without written consent from Product Owner unless Manufacturer notifies Product Owner in writing at least one hundred and twenty (120) calendar days prior to any such change. Any such change shall not apply to any Products sold to or ordered by Product Owner prior to the change. Product Owner will not alter the Limited Warranty, warranty disclaimers and limitation of liability without the prior written authorization of Manufacturer, nor extend or make any additional warranty or representation regarding the Products unless expressly authorized by Manufacturer.

THE LIMITED WARRANTY REFERRED TO IN THIS SECTION IS THE ONLY WARRANTY, EXPRESS OR IMPLIED, THAT MANUFACTURER MAKES WITH RESPECT TO THE PRODUCTS. MANUFACTURER SPECIFICALLY DISCLAIMS ALL OTHER IMPLIED WARRANTIES INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

B. Warranty Claims. The Limited Warranty is effective only if Product Owner gives prompt written notice to Manufacturer of any alleged breach of the Limited Warranty, which notice shall specifically describe the problem and shall state the date of sale and name and location of the recipient of the Product originally shipped by Manufacturer. Notwithstanding anything to the contrary contained herein, Manufacturer shall have no obligation under the Limited Warranty unless it receives such notice within thirty (30) days following the expiration of the warranty period. In the event of any breach of the Limited Warranty Manufacturer’s sole obligation is to replace each non-conforming Product within a reasonable period of time and to pay for the costs of shipment to the original recipient of the Product or as otherwise specified by Product Owner.

C. Recall. In the event that: (i) any applicable federal, state or foreign regulatory authority should issue a request, directive or order that a Product be recalled; (ii) a court of competent jurisdiction orders such a recall or; (iii) Manufacturer determines that the Product represents a risk of injury or customer deception or is otherwise defective and that the recall of a Product is appropriate (“Recall”), Manufacturer shall have sole right and responsibility for implementing the Recall. Product Owner will provide cooperation and assistance to Manufacturer in connection therewith, as may be reasonably requested by Manufacturer. Manufacturer shall be solely responsible for all expenses affecting such Recall (including any reasonable out-of-pocket expenses incurred by Product Owner in connection with such cooperation, as directed in writing by Manufacturer).

7. INDEMNIFICATION.

A. Indemnity Obligations for Intellectual Property Infringement. Manufacturer agrees to defend, indemnify and hold harmless Product Owner from and against any and all claims, losses, damages, suits, expenses (including reasonable attorneys’ fees) and costs (collectively “Claims”) brought or alleged by a third party that the Manufacturer IP or any Products sold to Product Owner infringe any U.S. patent, trademark or copyright. Product Owner shall reasonably cooperate with Manufacturer, its insurance company and its legal counsel in its defense of such Claims. If the use or sale of any Products furnished under this Agreement is enjoined as a result of a Claim, Manufacturer shall either obtain on behalf of the Product Owner the right to continue to use or sell such Products, substitute an equivalent product reasonably acceptable to Product Owner in its place, or reimburse Product Owner the purchase price of the Products, costs incurred by Product Owner as a result of such cancellation, and any and all losses or costs incurred as a result of Product Owner’s breach of any purchaser order or other agreement with its customers. Notwithstanding the foregoing, this indemnity shall not apply or cover any Claims based upon any infringement or alleged infringement of any patent, trademark or copyright resulting from the alteration or unauthorized (by Manufacturer) use of any Manufacturer IP or Products by Product Owner or a Product Owner representative or the combination of any Products with any other products or the combination of any Manufacturer IP with any other mark, if such infringement claim would have been avoided but for such alteration, combination or unauthorized use by Product Owner or any Product Owner representative. Product Owner shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Product Owner’s expense. This indemnity shall not cover any Claims in which Product Owner fails to provide Manufacturer with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

B. Manufacturer’s Additional Indemnity Obligations. Notwithstanding anything herein to the contrary, in addition to all other rights and remedies available at law or in equity, Manufacturer hereby agrees to defend, indemnify and hold harmless Product Owner from and against any and all third party Claims (i) arising out of any defects in any Products existing at the time such Products are sold by Manufacturer to Product Owner, or (ii) arising out of the negligent acts or omissions or willful misconduct of Manufacturer, its employees, agents or representatives with respect to the Products or its performance of this Agreement. Product Owner shall reasonably cooperate with Manufacturer, its insurance company and its legal counsel in its defense of such Claims. Product Owner shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Product Owner’s expense. This indemnity shall not cover any Claims in which Product Owner fails to provide Manufacturer with prompt written notice of the Claim which lack of notice materially prejudices the defense of the Claim.

C. Product Owner’s Indemnity Obligations to Manufacturer. Product Owner hereby agrees to defend, indemnify and hold harmless Manufacturer, its affiliates and their respective officers directors, employees and agents from and against any and all Claims (i) arising out of the negligent acts or omissions or willful misconduct of Product Owner, its employees, agents or representatives with respect to its performance of this Agreement, sale of Products, or otherwise, (ii) arising out of the alteration or modification of the Products or Manufacturer IP by Product Owner or its employees, agents or representatives, or (iii) alleging that the Product Owner’s Marks infringe or otherwise violate the intellectual property rights of a third party. This indemnity shall not cover any Claims in which Manufacturer fails to provide Product Owner with prompt written notice which lack of notice prejudices the defense of the Claim. Manufacturer shall also have the right to participate in the defense of any such action and have the right to hire its own legal counsel at Manufacturer’s expense.

D. Settlement of Claims. In no event shall a party seeking or entitled to indemnification from a Party hereunder settle, compromise, agree to a judgment or take any similar action with respect to any Claim without the written consent of the Party from whom indemnification is sought.

8. LIMITATION OF LIABILITY.

EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT AND CONFIDENTIALITY OBLIGATIONS UNDER SECTION 5 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BY LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOSS OF USE, LOSS OF TIME, INCONVENIENCE, LOSS BUSINESS OPPORTUNITIES, DAMAGE TO GOOD WILL OR REPUTATION, OR LOSS OF DATA, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN.

9. TERM. This Agreement shall commence on the Effective Date and shall end on the tenth anniversary of the Effective Date (the “Initial Term”) unless earlier terminated pursuant to Section 11 hereof. The Initial Term shall automatically renew for successive renewal terms of five (5) years each (each, a “Renewal Term”), unless either Party provides the other Party with written notice of its intention not to renew the Initial Term or any Renewal Term, as applicable, at least sixty (60) days prior to the expiration of the then current Initial Term or Renewal Term.

10. TERMINATION.

A. Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party that remains uncured after thirty (30) calendar days following written notice thereof. Such termination shall be effective immediately and automatically upon the expiration of the applicable notice period, without further notice or action by either Party. Termination shall be in addition to any other remedies that may be available to the non-breaching Party.

B. Termination for Financial Insecurity. Either Party may terminate this Agreement and any outstanding Purchase Orders (to the extent Products have not already been delivered to the carrier for shipment) immediately at its option upon written notice if the other Party: (i) becomes or is declared insolvent or bankrupt; (ii) is the subject of a voluntary or involuntary bankruptcy or other proceeding related to its liquidation or solvency, which proceeding is not dismissed within sixty (60) calendar days after its filing; (iii) ceases to do business in the normal course; or (iv) makes an assignment for the benefit of creditors. This Agreement shall terminate immediately and automatically upon any determination by a court of competent jurisdiction that either Party is excused or prohibited from performing in full all obligations hereunder, including, without limitation, rejection of this Agreement pursuant to 11 U.S.C. §365.

C. Obligations upon Termination. Upon termination of this Agreement, Product Owner shall cease to be an authorized reseller of the Products and shall have no right to use Manufacturer’s IP other than in connection with the liquidation of Product on hand or received after the date of termination and (i) all unaccepted Purchase Orders may be cancelled by Product Owner or Manufacturer without liability, and (ii) Product Owner may, at its option, resell and deliver to Manufacturer, free and clear of all liens and encumbrances, any or all Products that (A) are subject to Purchase Orders accepted by Manufacturer whether or not the applicable Products have been shipped as of the date of termination and (B) were manufactured, shipped or received as of the date of termination, in each case that are in new condition and in the original factory packaging at the original purchase price of any such Products that Product Owner elects to resell to Manufacturer less a restocking charge of 50% of such amount payable by Manufacturer upon receipt of such Products. Restocking is waived in the event the Manufacturer terminates Product Owner, other than if termination is a Termination for Breach as outlined in 10.A. Within ninety (90) calendar days of termination of this Agreement, Product Owner shall remove and not thereafter use any sign, display, or other advertising or marketing means containing Manufacturer Marks, except as provided in this section. Product Owner may continue to use in-store materials containing the Manufacturer’s IP as reasonably required for the resale of the Products which may be remaining in Product Owner’s possession after termination, which materials Product Owner may continue to utilize until all remaining Products have been sold or one hundred eighty (180) calendar days after termination, whichever comes first, after which Product Owner shall cease the use of any such Manufacturer IP.

11. COMPLIANCE WITH LAWS. Product Owner acknowledges and understands that the Products may be subject to restrictions upon export from the United States and upon resale after export. Product Owner therefore represents and warrants that it shall comply fully with all relevant regulations of the U.S. Department of Commerce, with the U.S. Export Administration Act, and with any other import and/or export control laws or regulations of the United States or any other jurisdiction.

12. GENERAL TERMS.

A. Independent Contractors. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Neither Manufacturer nor Product Owner has the authority to bind the other, to incur any liability or otherwise act on behalf of the other. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

B. Assignment. Neither this Agreement, nor any right or interest herein, may be assigned, in whole or in part, without the express written consent of the other Party. Any assignment without such consent shall be null and void. Notwithstanding the foregoing, the Product Owner may subcontract its rights or obligations under this Agreement with the prior written consent of Manufacturer. Either party may assign this Agreement if the assignment is carried out as part of a merger, restructuring, or reorganization, or sale or transfer of all or substantially all of a Party’s assets. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and legal representatives. Except as set forth in Section 8, there are no third-party beneficiaries to this Agreement.

C. Notices. Unless otherwise agreed to by the Parties, all notices shall be deemed effective when received and made in writing by either (i) certified mail, return receipt requested, (ii) nationally recognized overnight courier, or (iii) fax with confirmation, addressed to the party to be notified at the following address or to such other address as such Party shall specify by like notice hereunder:

If to Manufacturer:

MEDSCIENCE RESEARCH GROUP, INC.

16469 BRIDLEWOOD CIR

DELRAY BEACH, FL 33445

Attn:	MEDSCIENCE - CORPORATE
Email:	[***]
Fax:	561-258-0533

If to Product Owner:

USA EQUITIES CORP

901 Northpoint Parkway, Suite 302.

WEST PALM BEACH, FL 33407

Attn:	USA EQUITIES CORP - CORPORATE
Email:	[***]
Fax:	561-258-0533

(with a copy to, which does not serve as notice):

Mandelbaum Salsburg Attorneys at Law

1270 Avenue of the Americas

Suite 1808

NEW YORK, NY 10020

Attn: VINCENT McGILL

Email: [***]

Fax: 917-383-1228

Either Party, by written notice to the other pursuant to this section, may change its address or designees for receiving such notices.

D. Force Majeure. Neither Party shall liable hereunder for any failure or delay in the performance of its obligations under this Agreement if such failure or delay is on account of causes beyond its control, including labor disputes, civil commotion, war, fires, floods, inclement weather, governmental regulations or controls, casualty, government authority, strikes, or acts of God, in which event the non-performing party shall be excused from its obligations for the period of the delay and for a reasonable time thereafter. Each Party shall use reasonable efforts to notify the other Party of the occurrence of such an event within three (3) business days of its occurrence.

E. Governing Law; Venue; Jury Waiver. This Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law of such state and shall be binding upon the Parties hereto in the United States and worldwide. Any claims or legal actions by one Party against the other arising under this Agreement or concerning any rights under this Agreement shall be commenced and maintained in any state or federal court located in Palm Beach County, Florida. Both Parties hereby submit to the jurisdiction and venue of any such court. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION ARISING FROM THE TERMS OF THIS AGREEMENT.

F. Attorney’s Fees. If either Party incurs any legal fees associated with the enforcement of this Agreement or any rights under this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney’s fees and any court, arbitration, mediation, or other litigation expenses from the other Party.

G. Survival. The provisions of this Agreement which by their sense and context should survive any termination of expiration of this Agreement, including without limitation sections 4 (confidentiality), 6 (warranty), 7 (indemnification), 8 (limitation of liability), 11 (compliance with laws) and 12 (general terms) shall so survive.

H. Authorized Signatories. It is agreed and warranted by the Parties that the individuals singing this Agreement on behalf of the respective Parties are authorized to execute such an agreement. No further proof of authorization shall be required.

I. Severability. If any provision or portion of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions or portions shall remain in full force and effect.

J. No Strict Construction. This Agreement shall not be construed more strongly against either party regardless of which party is more responsible for its preparation.

K. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument, without necessity of production of the others.

L. Entire Agreement; Modification; Waiver. This Agreement is the entire agreement between the Parties with respect to the subject matter and supersedes any prior agreement or communications between the Parties hereto, whether written or oral. This Agreement may be modified only by a written amendment signed by authorized representatives of both Parties. No waiver of any term or right in this Agreement shall be effective unless in writing, signed by an authorized representative of the waiving Party. The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or modification of such provision, or impairment of its right to enforce such provision thereafter.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

MANUFACTURER

MEDSCIENCE RESEARCH GROUP, INC.

By:	/s/ Marvin Smollar
Name:	Marvin Smollar
Title:	Senior Manager

PRODUCT OWNER

USA EQUITIES CORP.

By:	/s/ Troy Grogan
Name:	Troy Grogan
Title:	Chief Executive Officer

Exhibit A

The Product Owner’s Product Pricing from Manufacturer is as follows:

Item 4200, the complete AllergiEnd 42 test Kit (Environmental)…………..….. [***]

Item 3600, the complete AllergiEnd 42 test Kit (Food)……..………………..….. [***]

Item 1038, AllergiEnd Low Dose Sublingual Immunotherapy (SLIT) Unit.......... [***]

Item 1039, AllergiEnd Maintenance Dose Sublingual Immunotherapy (SLIT) Unit[***]

Item 3007 to 3008 Allergen Subcutaneous Injectable Mixtures (SCIT) per 46 dose set [***]

Item 3009 Allergen Subcutaneous Injectable Maintenance 12 Dose vial [***]